Exhibit 10.3

Non-compete Agreement 2

NovaSoft Information Technology Corporation, a New Jersey corporation having its corporate offices at NovaSoft Information Technology Corporation, 181, Washington Street, Suite 525 Conshohocken, PA 19428 (hereinafter referred to as “Novasoft” which expression shall mean and include its representatives, successors and permitted assigns) of the ONE PART;

AND

Intelligroup Europe Limited (Co no. 03205142) a company incorporated under the laws of England , and having its registered office at Challenge House, Sherwood Drive, Bletchley, Buckinghamshire, MK3 6DP (hereinafter referred to as “Intelligroup” which expression shall mean and include its representatives, successors and permitted assigns) of the SECOND PART.

1.	Novasoft and Intelligroup entered into a Non Compete Agreement on 8th June 2007 referred to hereinafter as the “Non-compete Agreement”

2.

Clause 4 of the Non-compete Agreement stated that the agreement will terminate if the Closing does not take place within 8 weeks and the parties agree and confirm that the Non-compete Agreement has determined

3.

And the parties have now agree to enter into a new agreement (hereinafter referred to as the “Non-compete Agreement 2”) on the same terms as the Non-compete Agreement (subject to the amendments as specified in Clause 4 hereof with Closing to take place by 13.00 UK time on 15th September 2007 and if Closing does not take place by then the Non-Compete Agreement shall terminate without any further act of the Parties.

4.	The consideration agreed to in Clause 3 of the Non-compete Agreement will be reduced from USD 1.5 million to USD 1.4 million.

In Witness whereof the parties to this Agreement have signed this Agreement on the date and place mentioned above:

	/s/ V. Krishnan		/s/ Alok Bajpai

	ISG Novasoft Technologies Limited		Intelligroup Asia Pvt. Ltd.

Name:	V. Krishnan	Name:	Alok Bajpai
Title:	Director	Title:	Director